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                     September 1, 2021

       Ware Grove
       Chief Financial Officer
       CBIZ, Inc.
       6050 Oak Tree Boulevard, Suite 500
       Cleveland, Ohio 44131

                                                        Re: CBIZ, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 001-32961

       Dear Mr. Grove:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services